As filed with the Securities and Exchange Commission on April 6, 2007
Registration No. 333-140660
UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 3
to
FORM S-1
REGISTRATION STATEMENT
Under
The Securities Act of 1933

Cavium Networks, Inc.
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	3674 (Primary Standard Industrial Classification Code Number)	77-0558625 (I.R.S. Employer Identification Number)

805 East Middlefield Road
Mountain View, CA 94043
(650) 623-7000
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Syed B. Ali
President and Chief Executive Officer
Cavium Networks, Inc.
805 East Middlefield Road
Mountain View, CA 94043
(650) 623-7000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Vincent P. Pangrazio, Esq. Cooley Godward Kronish LLP Five Palo Alto Square 3000 El Camino Real Palo Alto, CA 94304 (650) 843-5000	Jeffrey D. Saper, Esq. Allison B. Spinner, Esq. Wilson Sonsini Goodrich & Rosati, P.C. 650 Page Mill Road Palo Alto, CA 94304 (650) 493-9300

Approximate date of commencement of proposed sale to the public:  As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

Cavium Networks, Inc. has prepared this Amendment No. 3 to the Registration Statement on Form S-1 (File No. 333-140660) for the sole purpose of filing Exhibit Number 10.21 with the Securities and Exchange Commission. Amendment No. 3 does not modify any provision of the Prospectus that forms a part of the Registration Statement and accordingly such Prospectus has not been included herein.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution

The following table sets forth the fees and expenses, other than underwriting discounts and commissions, payable in connection with the registration of the common stock hereunder. All amounts are estimates except the SEC registration fee, the NASD filing fee and The NASDAQ Global Market listing fee.

	Amount to be Paid

SEC Registration Fee		$9,229
NASD Filing Fee		9,125
NASDAQ Global Market Listing Fee		125,000
Legal Fees and Expenses		*
Accounting Fees and Expenses		*
Printing and Engraving Expenses		*
Blue Sky Fees and Expenses		*
Transfer Agent and Registrar Fees		*
Director and Officer Insurance Expense		250,000
Miscellaneous Expenses		*

Total	$	*

*	To be completed by amendment.

Item 14.	Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law permits a corporation to include in its charter documents and in agreements between the corporation and its directors and officers provisions expanding the scope of indemnification beyond that specifically provided by the current law.

Our amended and restated certificate of incorporation to be effective upon completion of this offering provides for the indemnification of directors to the fullest extent permissible under Delaware law.

Our bylaws to be effective upon completion of this offering provide for the indemnification of officers, directors and third parties acting on our behalf if this person acted in good faith and in a manner reasonably believed to be in and not opposed to our best interest, and, with respect to any criminal action or proceeding, the indemnified party had no reason to believe his or her conduct was unlawful.

Prior to completion of the offering, we intend to enter into indemnification agreements with our directors and executive officers, in addition to indemnification provided for in our charter documents, and we intend to enter into indemnification agreements with any new directors and executive officers in the future.

The underwriting agreement (Exhibit 1.1 hereto) provides for indemnification by the underwriters of us and our executive officers and directors, and indemnification of the underwriters by us for certain liabilities, including liabilities arising under the Securities Act of 1933, as amended.

We intend to purchase and maintain insurance on behalf of any person who is or was a director or officer against any loss arising from any claim asserted against him or her and incurred by him or her in that capacity, subject to certain exclusions and limits of the amount of coverage.

Item 15.	Recent Sales of Unregistered Securities

The following sets forth information regarding all unregistered securities sold between January 1, 2004 and December 31, 2006:

(1) Between January 1, 2004 and December 31, 2006, the Company granted stock options to purchase 11,705,932 shares of common stock to employees, consultants and directors pursuant to its 2001 Stock Incentive Plan. Of these options, 339,647 shares have been cancelled without being exercised and 3,419,577 have been exercised, 56,667 shares of which have been repurchased and 7,946,708 remain outstanding.

(2) In 2004, the Company received a bridge financing in which it issued (a) convertible promissory notes in aggregate principal amount of $4,000,000 and (b) warrants that became exercisable for up to 201,134 shares of its Series D Preferred Stock with an exercise price of $3.29 per share to 8 accredited investors.

(3) In 2004, the Company issued an aggregate of 6,098,915 shares of its Series D Preferred Stock to 13 accredited investors, at $3.29 per share, for an aggregate purchase price of $20,058,111.67.

(4) In 2005, the Company issued an aggregate of 201,134 shares of its Series D Preferred Stock to 4 accredited investors, at $3.29 per share, for an aggregate purchase price of $661,489.50.

(5) In 2005, the Company issued warrants exercisable for up to 110,000 shares of its Series D Preferred Stock to two accredited investors with an exercise price of $3.29 per share in conjunction with the establishment of credit facilities.

(6) In 2006, as a result of warrant exercises, the Company issued an aggregate of 121,622 shares of its Series D Preferred Stock to 8 accredited investors, at $3.29 per share, for an aggregate purchase price of $399,900.44.

(7) In 2006, the Company issued an aggregate of 2,064,080 shares of its Series D Preferred Stock to 15 accredited investors, at $4.35 per share, for an aggregate purchase price of $8,978,748.00.

(8) In 2006, as a result of warrant exercises, the Company issued an aggregate of 359,959 shares of its Series B Preferred Stock to 8 accredited investors, at $1.05 per share, for an aggregate purchase price of $377,956.95.

The offers, sales and issuances of the securities described in Item 15(1) were deemed to be exempt from registration under the Securities Act based on either (1) Rule 701 promulgated under the Securities Act as offers and sale of securities pursuant to certain compensatory benefit plans and contracts relating to compensation in compliance with Rule 701 or (2) Rule 506 under Regulation D of the Securities Act as transactions by an issuer not involving any public offering to accredited investors. The recipients of securities in each of these transactions represented their intention to acquire the securities for investment only and not with view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates and instruments issued in such transactions. All recipients had adequate access, through their relationships with us, to information about us.

The offers, sales, and issuances of the securities described in Items 15(2) through 15(9) were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act and Regulation D promulgated thereunder as transactions by an issuer not involving a public offering. The recipients of securities in each of these transactions represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the securities issued in these transactions. Each of the recipients of securities in these transactions was an accredited person and had adequate access, through employment, business or other relationships, to information about us.

Item 16.	Exhibits and Financial Statement Schedules

(a) Exhibits

Exhibit
Number	Description

*1.1	Form of Underwriting Agreement
†3.1	Amended and Restated Certificate of Incorporation of the Registrant, as currently in effect
†3.2	Certificate of Amendment to Amended and Restated Certificate of Incorporation of Registrant
*3.3	Form of Amended and Restated Certificate of Incorporation of the Registrant, to be in effect upon completion of this offering
†3.4	Bylaws of the Registrant, as currently in effect
*3.5	Form of Amended and Restated Bylaws of the Registrant, to be in effect upon completion of this offering
†4.1	Reference is made to exhibits 3.1, 3.2, 3.3 and 3.4
*4.2	Form of the Registrant’s Common Stock Certificate
†4.3	Third Amended and Restated Investors’ Rights Agreement, dated December 8, 2004, as amended on October 25, 2005 and August 9, 2006, by and among the Registrant and certain of its security holders
*5.1	Opinion of Cooley Godward Kronish LLP
†10.1	Form of Indemnity Agreement to be entered into between the Registrant and its directors and officers
†10.2	2001 Stock Incentive Plan and forms of agreements thereunder
†10.3	2007 Equity Incentive Plan, to be in effect upon completion of this offering
†10.4	Form of Option Agreement, Form of Option Grant Notice, and Form of Exercise Notice under 2007 Equity Incentive Plan
†10.5	Executive Employment Agreement, dated January 2, 2001, between the Registrant and Syed Ali
†10.6	Employment Offer Letter, dated December 27, 2004, between the Registrant and Arthur Chadwick
†10.7	Employment Offer Letter, dated January 22, 2001, between the Registrant and Anil K. Jain
†10.8	Employment Offer Letter, dated May 6, 2003, between the Registrant and Rajiv Khemani
†10.9	Letter Agreement, dated November 4, 2005, between the Registrant and Kris Chellam
†10.10	Letter Agreement, dated September 1, 2006, between the Registrant and Anthony Thornley
†10.11	Lease Agreement, dated April 15, 2005, between the Registrant and MB Technology Park, LLC
†10.12	Loan and Security Agreement, dated October 6, 2005, between the Registrant and Silicon Valley Bank
†10.13	Loan Modification Agreement, dated January 3, 2007, between the Registrant and Silicon Valley Bank
†10.14	Second Loan Modification Agreement, dated January 25, 2007, between the Registrant and Silicon Valley Bank
†10.15	Term Loan and Security Agreement, dated October 6, 2005, between the Registrant, Silicon Valley Bank and Gold Hill Lending 03, L.P.
†10.16	First Amendment to Loan and Security Agreement, dated October 24, 2006, between the Registrant, Silicon Valley Bank and Gold Hill Lending 03, L.P.
†10.17	Form of Warrant to Purchase Shares of Series B preferred stock
†10.18	Form of Warrant to Purchase Shares of Series D preferred stock
†10.19	Consent, Assignment, Assumption and Amendment Agreement, dated February 5, 2007, between the Registrant, Silicon Valley Bank and Gold Hill Lending 03, L.P.
†10.20	Letter Agreement, dated March 15, 2007, between the Registrant and AVM Capital, L.P.
#10.21	Master Technology License Agreement, dated December 30, 2003, between the Registrant and MIPS Technologies, Inc.
†21.1	Subsidiaries of the Registrant
†23.1	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm
*23.2	Consent of Cooley Godward Kronish LLP (included in exhibit 5.1)

Exhibit
Number	Description

†23.3	Consent of Duff & Phelps, LLC
†24.1	Power of Attorney
†99.1	Report of PricewaterhouseCoopers LLP

*	To be filed by amendment.

†	Previously filed.

#	Confidential treatment has been requested with respect to certain portions of this exhibit. Omitted portions have been filed separately with the Securities and Exchange Commission.

(b) Financial Statement Schedules. The following financial statement schedule is included herewith:

Schedule II — Valuation and Qualifying Accounts and Reserves

	Balance at	Charges to		Balance at
	Beginning	Cost and		End of
Description	of Period	Expenses	Deductions	Period
	(in thousands)

Year ended December 31, 2006
Allowance for doubtful accounts	$73	$55	$(60)	$68
Allowance for customer returns	37	123	(126)	34
Income tax valuation allowance	23,474	—	(4,396)	19,078
Year ended December 31, 2005
Allowance for doubtful accounts	$59	$14	$—	$73
Allowance for customer returns	58	183	(204)	37
Income tax valuation allowance	18,228	5,246	—	23,474
Year ended December 31, 2004
Allowance for doubtful accounts	$2	$57	$—	$59
Allowance for customer returns	16	370	(328)	58
Income tax valuation allowance	12,323	5,905	—	18,228

All other schedules are omitted because they are inapplicable or the requested information is shown in the consolidated financial statements of the registrant or related notes thereto.

Item 17.	Undertakings

The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, if the Registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the Registration Statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the Registration Statement or made in a document incorporated or deemed incorporated by referenced into the Registration Statement or prospectus that is part of the Registration Statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the Registration Statement or prospectus that was part of the Registration Statement or made in any such document immediately prior to such date of first use.

That, for the purpose of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, Cavium Networks, Inc. has duly caused this Amendment No. 3 to the Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in Mountain View, California on the 6th day of April, 2007.

Cavium Networks, Inc.

By	/s/ Syed Ali
Syed Ali
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 3 to the Registration Statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated.

Signature		Title	Date

/s/ Syed Ali Syed Ali		President, Chief Executive Officer and Director (Principal Executive Officer)	April 6, 2007

/s/ Arthur Chadwick Arthur Chadwick		Chief Financial Officer and Vice President of Finance and Administration (Principal Financial and Accounting Officer)	April 6, 2007

* Kris Chellam		Director	April 6, 2007

* John Jarve		Director	April 6, 2007

* Anthony Pantuso		Director	April 6, 2007

* C.N. Reddy		Director	April 6, 2007

* Anthony Thornley		Director	April 6, 2007

*By:	/s/ Syed B. Ali Syed B. Ali Attorney-in-Fact

EXHIBIT INDEX

Exhibit
Number	Description

*1.1	Form of Underwriting Agreement
†3.1	Amended and Restated Certificate of Incorporation of the Registrant, as currently in effect
†3.2	Certificate of Amendment to Amended and Restated Certificate of Incorporation of Registrant
*3.3	Form of Amended and Restated Certificate of Incorporation of the Registrant, to be in effect upon completion of this offering
†3.4	Bylaws of the Registrant, as currently in effect
*3.5	Form of Amended and Restated Bylaws of the Registrant, to be in effect upon completion of this offering
†4.1	Reference is made to exhibits 3.1, 3.2, 3.3 and 3.4
*4.2	Form of the Registrant’s Common Stock Certificate
†4.3	Third Amended and Restated Investors’ Rights Agreement, dated December 8, 2004, as amended on October 25, 2005 and August 9, 2006, by and among the Registrant and certain of its security holders
*5.1	Opinion of Cooley Godward Kronish LLP
†10.1	Form of Indemnity Agreement to be entered into between the Registrant and its directors and officers
†10.2	2001 Stock Incentive Plan and forms of agreements thereunder
†10.3	2007 Equity Incentive Plan, to be in effect upon completion of this offering
†10.4	Form of Option Agreement, Form of Option Grant Notice and Form of Exercise Notice under 2007 Equity Incentive Plan
†10.5	Executive Employment Agreement, dated January 2, 2001, between the Registrant and Syed Ali
†10.6	Employment Offer Letter, dated December 27, 2004, between the Registrant and Arthur Chadwick
†10.7	Employment Offer Letter, dated January 22, 2001, between the Registrant and Anil K. Jain
†10.8	Employment Offer Letter, dated May 6, 2003, between the Registrant and Rajiv Khemani
†10.9	Letter Agreement, dated November 4, 2005, between the Registrant and Kris Chellam
†10.10	Letter Agreement, dated September 1, 2006, between the Registrant and Anthony Thornley
†10.11	Lease Agreement, dated April 15, 2005, between the Registrant and MB Technology Park, LLC
†10.12	Loan and Security Agreement, dated October 6, 2005, between the Registrant and Silicon Valley Bank
†10.13	Loan Modification Agreement, dated January 3, 2007, between the Registrant and Silicon Valley Bank
†10.14	Second Loan Modification Agreement, dated January 25, 2007, between the Registrant and Silicon Valley Bank.
†10.15	Term Loan and Security Agreement, dated October 6, 2005, between the Registrant, Silicon Valley Bank and Gold Hill Lending 03, L.P.
†10.16	First Amendment to Loan and Security Agreement, dated October 24, 2006, between the Registrant, Silicon Valley Bank and Gold Hill Lending 03, L.P.
†10.17	Form of Warrant to Purchase Shares of Series B preferred stock
†10.18	Form of Warrant to Purchase Shares of Series D preferred stock
†10.19	Consent, Assignment, Assumption and Amendment Agreement, dated February 5, 2007, between the Registrant, Silicon Valley Bank and Gold Hill Lending 03, L.P.
†10.20	Letter Agreement, dated March 15, 2007, between the Registrant and AVM Capital, L.P.
#10.21	Master Technology License Agreement, dated December 30, 2003, between the Registrant and MIPS Technologies, Inc.
†21.1	Subsidiaries of the Registrant
†23.1	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm
*23.2	Consent of Cooley Godward Kronish LLP (included in exhibit 5.1)

Exhibit
Number	Description

†23.3	Consent of Duff & Phelps LLC
†24.1	Power of Attorney
†99.1	Report of PricewaterhouseCoopers LLP

*	To be filed by amendment.

†	Previously filed.

#	Confidential treatment has been requested with respect to certain portions of this exhibit. Omitted portions have been filed separately with the Securities and Exchange Commission.